As filed with the Securities and Exchange Commission on March 26, 2010
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

Positron Corporation
(Exact name of registrant as specified in its charter)

Texas (State of Incorporation)	76-0083622 (I.R.S. Employer Identification No.)

7715 Loma Court, Suite A
Fishers, Indiana 46038

(Address of principal executive offices)

2010 Stock Option Plan

(Full title of the plans)

Patrick Rooney
Chairman
7715 Loma Court, Suite A
Fishers, Indiana 46038

(Name, Address and Telephone Number of Agent For Service)

Copies to:
Peter Campitiello, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018
Phone: (212) 216-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	20,000,000	(2)	$0.035	$700,000	$49.91
Total	20,000,000		$0.035	$700,000	$49.91

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2010 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Represents shares reserved for issuance under the 2010 Equity Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933 and based upon the average of the high and low sales prices of Positron Corporation Common Stock reported on the Over the Counter Bulletin Board on March 25, 2010.

TABLE OF CONTENTS

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information	1

Item 2.	Registrant Information and Employee Plan Annual Information	1

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT		1

Item 3.	Incorporation of Documents by Reference	1

Item 4.	Description of Securities	1

Item 5.	Interests of Named Experts and Counsel	1

Item 6.	Indemnification of Directors and Officers	2

Item 7.	Exemption from Registration Claimed	2

Item 8.	Exhibits	2

Item 9.	Undertakings	2

SIGNATURES		3

EXHIBIT INDEX

EXHIBIT 99.1

EXHIBIT 5.1

EXHIBIT 23.1

EXHIBIT 23.2

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Program Annual Information.*

________
*
Information required by Part I to be contained in each Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

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The following documents previously filed by Positron Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on April 15, 2009 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year covered by the document referred to in (a) above, including Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2009, June 30, 2009 and March 31, 2009, filed with the Commission on November 20, 2009, August 14, 2009 and May 20, 2009, respectively.

(c) The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form S-1, filed with the Commission on August 30, 2007 (File No. 333-145801) pursuant to Rule 14(c) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Texas Business Corporation Act (the "BCA"), the Registrant’s Articles of Incorporation exclude personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, provided the director acted in good faith, reasonably believed the conduct was in the best interests of the corporation and had no reason to believe the conduct was unlawful.  The Registrant’s Articles of Incorporation and its By-laws require indemnification of directors and officers of the registrant to the fullest extent permitted by the BCA for claims against them in their official capacities, including stockholders' derivative actions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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The Registrant has adopted provisions in its articles of incorporation that limit the personal liability of its directors and officers for damages for breach of their fiduciary duty as directors or officers, except for liability that (i) results from acts or omissions which involve intentional misconduct, fraud or a knowing violation law; or (ii) cannot be eliminated under the BCA.

The Registrant has also entered into indemnification agreements with its directors and officers that may require the Registrant to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms.

In addition, the Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf, to the fullest extent permitted by the BCA. The Registrant maintains directors’ and officers’ insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.	Description of Exhibit

5	Opinion of Tarter Krinsky & Drogin LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Tarter Krinsky & Drogin LLP (included in Exhibit 5)

99.1	2010 Equity Incentive Plan

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on March 22, 2010.

POSITRON CORPORATION

By:	/s/ Patrick Rooney
Patrick Rooney
Chairman of the Board

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Positron Corporation, a Texas corporation, constitutes and appoints Patrick Rooney and Corey Conn, and each of them acting individually, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Principal Executive Officer:

/s/ Patrick Rooney	Chairman of the Board	March 25, 2010
Patrick Rooney	(principal executive officer)

Principal Financial Officer And Principal Accounting Officer:

/s/ Corey Conn	Chief Financial Officer	March 25, 2010
Corey Conn	(principal financial officer and principal accounting officer)

/s/ Joseph G. Oliverio	Chief Technology Officer and Director	March 25, 2010
Joseph G. Oliverio

/s/ Sachio Okamura	Director	March 25, 2010
Sachio Okamura

/s/ Dr. Anthony Nicholls	Director	March 25, 2010
Dr. Anthony Nicholls

/s/ Joseph C. Sardano	Director	March 25, 2010
Joseph C. Sardano

/s/ Timothy M. Gabel	Vice President of Operations	March 25, 2010
Timothy M. Gabel

/s/ Scott Stiffler	Director of Quality & Regulatory Affairs	March 25, 2010
Scott Stiffler

/s/ John Zehner	Executive Vice President	March 25, 2010
John Zehner